Exhibit 99.1

A123 Systems Announces Fourth Quarter and Full Year 2010 Financial Results

WATERTOWN, MA — February 28, 2011 — A123 Systems (Nasdaq: AONE), a developer and manufacturer of advanced Nanophosphate™ lithium ion batteries and systems, today announced financial results for the fourth quarter and full year ended December 31, 2010.

“During 2010, we more than doubled A123’s worldwide manufacturing capacity on an annual basis, and put in place the foundation to support rapid growth in the years ahead,” said David Vieau, CEO of A123 Systems.  “A123’s momentum is strong and we have expanded our portfolio of blue-chip customers in each of our target markets.  We were awarded a production contract with a major North American automaker for an electric passenger car that is expected to enter the market during 2013, and we were recently selected by three new customers for commercial vehicle programs that we expect to enter production starting in 2012.  In addition, we believe that A123’s selection by AES to provide energy storage systems for a second power plant in Chile, combined with our work with power generation equipment manufacturers, reinforces our worldwide leadership position in the electric grid market.”

Vieau added, “While costs for our capacity expansion are higher than originally anticipated, they support plans that we believe will enable A123 to be a leading market share supplier in each of our target markets.  We expect to see an inflection point in our revenue in the second quarter of 2011 with several customer programs scheduled to enter volume production. In addition, we continue to be optimistic about the expected long-term demand for advanced battery systems, as well as A123’s technology and market leadership position.”

Financial Highlights

Revenue: Total revenue for the fourth quarter of 2010 was $24.0 million, compared to $24.5 million for the fourth quarter of 2009.  Within total revenue, product revenue was $19.5 million, compared to $19.9 million in the fourth quarter of 2009, and services revenue was $4.5 million, compared to $4.7 million in the fourth quarter of 2009.

For the year ended December 31, 2010, total revenue was $97.3 million, an increase of 7% compared to revenue of $91.0 million in the same period in 2009. Product revenue for the year ended 2010 was $73.8 million, compared to $76.5 million in the same period of 2009, and services revenue was $23.5 million, compared to $14.5 million in the same period of 2009.

Gross Profit/(Loss):  Gross loss was ($9.4) million in the fourth quarter of 2010, compared to a gross loss of ($48,000) in the fourth quarter of 2009.  For the year ended December 31, 2010, gross loss was ($17.4) million, compared to ($2.7) million in the same period of 2009.

Net Income/(Loss): Net loss was ($45.7) million, or ($0.43) per common share, based on 105.0 million weighted average common shares outstanding in the fourth quarter of 2010.  This compared to a net loss of ($22.3) million in the fourth quarter of 2009, or ($0.22) per common share, based on 102.5 million weighted average common shares outstanding.

For the year ended December 31, 2010, net loss was ($152.6) million, or ($1.46) per share, based on 104.4 million weighted average common shares outstanding.  This compares to a net loss of ($85.8) million for the full year 2009, or ($2.55) per share based on 33.7 million weighted average common shares outstanding.

Adjusted EBITDA:  Adjusted EBITDA, a non-GAAP financial measure, was ($35.4) million in the fourth quarter of 2010, compared to ($17.4) million in the fourth quarter of 2009.  For the year ended December 31, 2010, Adjusted EBITDA was ($120.6) million, compared to ($63.7) million for the full year 2009.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included at the end of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Cash: A123 Systems had cash and cash equivalents of $216.8 million at December 31, 2010, compared to $300.8 million at September 30, 2010.  The change in cash was primarily related to capital expenditures as the company worked toward completion of the first phase of the company’s capacity expansion.

Other Fourth Quarter and Full Year Business Metrics

Revenue Mix: During the fourth quarter of 2010, transportation revenue was $13.4 million, electric grid revenue was $2.3 million and commercial revenue was $3.8 million.  This compares to a revenue mix of $11.3 million, $4.8 million and $3.8 million, respectively, in the fourth quarter of 2009.

For the full year 2010, transportation revenue was $43.7 million, electric grid revenue was $13.5 million and commercial revenue was $16.6 million.  This compares to a revenue mix of $45.3 million, $11.1 million and $20.1 million, respectively, for the full year 2009.

Product Shipments: During the fourth quarter of 2010, A123 Systems recorded product shipments equivalent to 18.0 million watt hours, compared to 21.7 million watt hours in the fourth quarter of 2009.

For the full year 2010, A123 Systems recorded product shipments equivalent to 62.9 million watt hours, compared to 66.5 million watt hours for the full year 2009.

Non-GAAP Financial Measures

This press release contains a non-GAAP financial measure under the rules of the U.S. Securities and Exchange Commission for adjusted EBITDA. This non-GAAP information supplements and is not intended to represent a measure of performance in accordance with disclosures required by generally accepted accounting principles. Non-GAAP financial measures are used internally to manage the business, such as in establishing an annual operating budget. Non-GAAP financial measures are used by A123 Systems management in its operating and financial decision-making because management believes these measures reflect ongoing business in a manner that allows meaningful period-to-period comparisons. Accordingly, A123 Systems believes it is useful for investors and others to review both GAAP and non-GAAP measures in order to (a) understand and evaluate current operating performance and future prospects in the same manner as management does and (b) compare in a consistent manner the company’s current financial results with past financial results. The primary limitations associated with the use of non-GAAP financial measures are that these measures may not be directly comparable to the amounts reported by other companies and they do not include all items of income and expense that affect operations. A123 Systems management compensates for these limitations by considering the company’s financial results and outlook as determined in accordance with GAAP and by providing a detailed reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures in the tables attached to this press release.

A123 Systems defines “Adjusted EBITDA” as operating loss plus depreciation and amortization of tangible and intangible assets and stock-based compensation expense.

Conference Call Information

What:	A123 Systems’ fourth quarter and full year 2010 financial results conference call

When:	Monday, February 28, 2011
Time:	5:00 p.m. ET
Webcast:	http://ir.a123systems.com/ (live and replay)
Live Call:	(877) 266-0479, domestic
(678) 894-3048, international
Replay:	(800) 642-1687, domestic, passcode 41309220
(706) 645-9291, international, passcode 41309220

About A123 Systems

A123 Systems, Inc. (Nasdaq: AONE) develops and manufactures advanced lithium ion batteries and battery systems for the transportation, electric grid services and commercial markets. Headquartered in Massachusetts and founded in 2001, A123 Systems’ proprietary nanoscale electrode technology is built on initial developments from the Massachusetts Institute of Technology. For additional information please visit www.a123systems.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the Company’s manufacturing capacity expansion, customer demand for the Company’s products, the Company’s expectations regarding the timing of programs with its customers and the associated levels of demand from such customers.

These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond A123 Systems’ control.

A123 Systems’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, the timing and terms of the Company’s U.S. government funding, delays in customer and market demand for and adoption of the Company’s products in the transportation, electric grid and other target markets, the Company’s ability to expand its U.S. manufacturing capacity to address anticipated market demand, delays in the development of the Company’s new products, the Company’s ability to attract new customers and retain existing customers, continued delays in volume production by the Company’s customers, increases in production start-up expenses, adverse economic conditions in general and adverse economic conditions specifically affecting the markets in which the Company operates, failure to negotiate acceptable contract terms with new customers or early termination of the Company’s agreements with key customers, and other risks detailed in A123 Systems’ other publicly available filings with the Securities and Exchange Commission.

Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent A123 Systems’ views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. A123 Systems undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing A123 Systems’ views as of any date subsequent to the date of this press release.

Contacts:

Public Relations:

A123 Systems

Dan Borgasano

617-972-3471

dborgasano@a123systems.com

Edelman

Courtney Kessler

212-277-3720

courtney.kessler@edelman.com

Investor Relations:

ICR

Garo Toomajanian

617-972-3450

ir@a123systems.com

AONE-F

A123 Systems, Inc.

Unaudited, Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2010	2009	2010

Revenue:
Product	$19,873	$19,529	$76,519	$73,826
Services	4,657	4,489	14,530	23,486

Total revenue	24,530	24,018	91,049	97,312

Cost of revenue:
Product	22,022	29,191	83,778	94,277
Services	2,556	4,201	9,963	20,474

Total cost of revenue	24,578	33,392	93,741	114,751

Gross loss	(48)	(9,374)	(2,692)	(17,439)

Operating expenses:
Research, development and engineering	12,336	16,756	48,286	60,723
Sales and marketing	2,376	4,439	8,455	14,111
General and administrative	6,917	9,149	24,480	36,053
Production start-up	748	3,896	1,524	21,064

Total operating expenses	22,377	34,240	82,745	131,951

Operating loss	(22,425)	(43,614)	(85,437)	(149,390)

Other income (expense):
Interest income	68	30	165	135
Interest expense	(286)	(536)	(1,206)	(1,430)
Gain (loss) on foreign exchange	127	(292)	682	(560)
Unrealized loss on preferred stock warrant liability	—	—	(515)	—
Other income	—	(936)	—	(849)

Other expense, net	(91)	(1,734)	(874)	(2,704)

Loss from operations, before tax	(22,516)	(45,348)	(86,311)	(152,094)

Provision for income taxes	(42)	465	278	843

Net loss	(22,474)	(45,813)	(86,589)	(152,937)

Less: Net loss attributable to the noncontrolling interest	143	152	810	377

Net loss attributable to A123 Systems, Inc.	(22,331)	(45,661)	(85,779)	(152,560)

Accretion to preferred stock	—	—	(45)	—

Net loss attributable to A123 Systems, Inc. common stockholders	$(22,331)	$(45,661)	$(85,824)	$(152,560)

Net loss per share attributable to common stockholders - basic and diluted:	$(0.22)	$(0.43)	$(2.55)	$(1.46)

Weighted average number of common shares outstanding - basic and diluted	102,515	105,046	33,669	104,364

A123 Systems, Inc.

Unaudited, Condensed, Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2009	2010

ASSETS
Current assets:
Cash and cash equivalents	$457,122	$216,841
Restricted cash and cash equivalents	1,742	9,367
Accounts receivable, net	17,718	28,106
Inventory	37,438	48,787
Prepaid expenses and other current assets	8,895	8,006

Total current assets	522,915	311,107

Property, plant and equipment, net	71,662	143,998
Goodwill	9,581	9,581
Intangible assets, net	1,254	413
Long-term grant receivable	—	75,790
Deposits and other assets	11,698	11,768
Restricted cash and cash equivalents	980	1,993
Investments	—	21,508

Total assets	$618,090	$576,158

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving credit lines	$8,000	$8,000
Current portion of long-term debt	6,456	5,379
Current portion of capital lease obligations	411	1,571
Accounts payable	16,475	38,768
Accrued expenses	11,689	52,934
Other current liabilities	1,859	1,322
Deferred revenue	7,543	11,109
Deferred rent	58	132

Total current liabilities	52,491	119,215

Long-term debt, net of current portion	7,438	4,603
Capital lease obligations, net of current portion	193	18,655
Deferred revenue, net of current portion	26,142	29,836
Deferred rent, net of current portion	630	1,452
Other long-term liabilities	2,866	3,865

Total liabilities	89,760	177,626

Commitments and contingencies

Stockholders’ equity
Common stock	103	105
Additional paid-in capital	767,694	790,256
Accumulated deficit	(238,668)	(391,228)
Accumulated other comprehensive loss	(909)	(935)

Total A123 Systems, Inc. stockholders’ equity	528,220	398,198
Noncontrolling interest	110	334

Total stockholders’ equity	528,330	398,532

Total liabilities, and stockholders’ equity	$618,090	$576,158

A123 Systems, Inc.

Unaudited, Earnings Before Interest, Tax, Depreciation, Amortization and Stock-Based Compensation (“Adjusted EBITDA”)

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2010	2009	2010

Operating loss	$(22,425)	$(43,614)	$(85,437)	$(149,390)

EBITDA adjustments
Stock-based compensation	2,009	3,380	8,553	11,762
Depreciation and amortization	3,023	4,802	13,230	17,036
Adjusted EBITDA	$(17,393)	$(35,432)	$(63,654)	$(120,592)